Exhibit 99.1

CONTACTS:	Dennis M. Oates	Ross C. Wilkin	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS PRELIMINARY THIRD QUARTER 2017 RESULTS

- Third Quarter Results and Conference Call on October 25

BRIDGEVILLE, PA, October 18, 2017 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that, based on preliminary results, it expects net sales for the third quarter of 2017 to approximate $51 million, representing a 28% increase from the third quarter of 2016. Further, the Company expects to report a net loss for the third quarter of 2017 of approximately $0.04 per diluted share, including unusual charges related to fires at its Dunkirk and Bridgeville facilities totaling $0.03 per diluted share, and $0.03 of discrete tax items mainly related to adoption of the new stock compensation accounting guidance in 2017. Excluding these items, net income for the third quarter of 2017 would be approximately $0.02 per diluted share.

While the Company’s gross margin for the third quarter is expected to approach 11% of sales, including the above mentioned facility fires, it was negatively impacted by temporarily higher maintenance and outsourcing costs. The Company continues to ramp up its operations in response to strong levels of backlog including further growth in its premium alloys, at a time of a tightening labor market that especially affected its Bridgeville facility.

Chairman, President and CEO Dennis Oates commented: “The recovery that began in the first half of 2017 continued to benefit our third quarter, as reflected in expected strong revenue levels, including record premium alloy sales. However, unplanned maintenance issues in both the melt shop and hot-working areas of our mills, along with ramp-up challenges that developed late in the quarter, restrained our final shipment volume and increased our reliance on more expensive outsourced resources. In combination, these issues took a significant toll on our profitability. We view these challenges as temporary and note that we ended the quarter with continued strong order entry and growing backlog. We are fully focused on getting back on track with our plan as we finish 2017 and look forward to 2018.”

Third Quarter 2017 Conference Call Details:

The Company plans to report financial results for the third quarter of 2017 on Wednesday, October 25, 2017. In conjunction with the earnings release, the Company will host a conference call at 10:00 a.m. (Eastern) on October 25th. The call will be webcast simultaneously for all interested parties over the Internet.

Listeners can access the conference call live at www.univstainless.com. Please allow 5 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site through the end of the fourth quarter.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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